SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                 OSMONICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 10, 2000




To The Shareholders of Osmonics, Inc.



       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Osmonics, Inc. ("the Company") will be held at The Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402 on May 10, 2000 at 1:30 p.m., and at any adjournments thereof, to consider and act upon the following matters:

   1.  To elect two directors to serve a term of three years.

   2. To transact such other business as may properly come before the meeting or any adjournments thereof.

       The Board of Directors has fixed the close of business on March 20, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournments thereof. The accompanying Proxy Statement forms a part of this Notice.

       YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN, DATE AND RETURN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AT ONCE IN THE ENCLOSED ENVELOPE.




                                       By Order of the Board of Directors

                                       Ruth Carol Spatz, Secretary



April 10, 2000

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 10, 2000

                                 GENERAL MATTERS


       This Proxy Statement is furnished to shareholders in conjunction with the solicitation by the Board of Directors of Osmonics, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on May 10, 2000.

       The record date for the determination of shareholders entitled to notice of and to vote at the meeting is the close of business on March 20, 2000 (the "Record Date"). On that date there were 14,287,733 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), issued and outstanding. Each share is entitled to one vote.

       If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting. Where a specification is made on the proxy, the shares will be voted in accordance with such specification. When no specification is made on the proxy, the proxy will be voted for the election as directors of the nominees named herein. A proxy may be revoked by the shareholder at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, in open meeting, or by casting a written ballot at the meeting. Attendance at the meeting by a shareholder will not by itself be considered revocation of the shareholder's proxy.

       The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees may solicit proxies by telephone, telegraph or in person. On request, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending soliciting material to the owners of the shares.

       This Proxy Statement and the accompanying materials are first being sent to shareholders on or about April 10, 2000.

                              ELECTION OF DIRECTORS

       The present Board of Directors of Osmonics is composed of seven members. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of shareholders. It is intended that the proxies received will be voted, unless authority is withheld, FOR the election of the nominees listed below, namely D. Dean Spatz and Verity C. Smith, to serve until the 2003 Meeting of Shareholders. The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Common Stock of the Company present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for election to the Board of each nominee named below. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors. The nominees are currently serving as directors and have consented, if elected, to serve for a new term; provided, however, that Mr. Smith has expressed his intention to retire from the Board prior to the end of his term if a suitable replacement is qualified and duly appointed by the Board. The Board will commence a search for such a candidate, focusing on high level individuals possessing experience with large multinational manufacturing firms.

       The following sets forth information with respect to the nominees for election as directors and each other person whose term of office as a director will continue after the meeting.

NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS:

       D. DEAN SPATZ, age 56, President and Chairman of the Board of Directors of Osmonics, has held his current position since founding Osmonics in 1969. He has a B.A. from Dartmouth College and a Master of Engineering degree from the Thayer School of Engineering, Dartmouth College. Mr. Spatz is also a director of SI Technologies, Inc. and Sigma Aldrich Corp., both of which have securities listed on the NASDAQ Stock Market. Mr. Spatz and Ruth Carol Spatz are husband and wife.

       VERITY C. SMITH, age 77, Director, Vaponics Ltd. (UK), President, Veritec Consultants, was a founder of Vaponics, Inc. and held the position of Chief Executive Officer from its inception in 1967 until it was acquired by Osmonics in July 1987. He was elected a director of Osmonics in August 1987. He has a B.S. in Chemical Engineering from Massachusetts Institute of Technology and is a fellow of the American Institute of Chemical Engineers.

DIRECTORS WHOSE TERMS EXPIRE IN 2001:

       WILLIAM EYKAMP, age 63, is currently a management consultant. He served as president and director of Koch Membrane Systems Inc., formerly Abcor Inc., from 1981 to 1988. Mr. Eykamp holds a Ph.D. in Chemical Engineering from Massachusetts Institute of Technology and a Bachelor of Science degree from Purdue University.

       MICHAEL L. SNOW, age 49, is currently Of Counsel in the law firm of Maslon Edelman Borman & Brand, LLP, has been a director of Osmonics since 1989. Maslon Edelman Borman & Brand, LLP, has rendered legal services to Osmonics during the last fiscal year. Mr. Snow received a Bachelor of Arts degree and Juris Doctor from the University of Michigan.

       RUTH CAROL SPATZ, age 55, Secretary and Director of Osmonics, was a founder of Osmonics in 1969 and has held her current position since its inception. She is a graduate of the University of Vermont with a degree in Chemistry.

DIRECTORS WHOSE TERMS EXPIRE IN 2002:

       RALPH E. CRUMP, age 76, was an initial investor in Osmonics in 1969. He founded Frigitronics, Inc., a manufacturer of ophthalmic and medical instruments, in 1963 and was its President and Chairman of the Board until December 1986. He is a graduate of the United States Merchant Marine Academy and has a degree in Engineering from UCLA. Mr. Crump is also a director of SI Technologies, Inc., Mity-Lite, Inc., and Stratasys, Inc., all of which have securities listed on the NASDAQ Stock Market.

       CHARLES W. PALMER, age 63, is currently a private investor. Mr. Palmer served as the Chairman and Chief Executive Officer of Autotrol Corporation from 1989 through October 1993, when Autotrol was merged into the Company. He was the Chairman and Chief Executive Officer of The Palmer Group Ltd., a Midwestern real estate development firm, from 1980 through 1996. Mr. Palmer is a graduate of Yale University with an A.B. in American studies and earned an M.B.A. at Northwestern University.

BOARD OF DIRECTORS AND COMMITTEES

       The Board of Directors of Osmonics held six meetings during 1999 and acted four times by written action. Osmonics has an Audit Committee, a Compensation Committee, and a Stock Option Committee, but does not have a Nominating Committee.

       Osmonics' Audit Committee, which consists of Messrs. Ralph E. Crump, Michael L. Snow, and Charles W. Palmer, met three times during 1999. The Audit Committee recommends to the full Board the engagement of the Company's independent accountants, reviews the audit plan and results of the audit engagement, evaluates the independence of the Company's auditors, and reviews the adequacy of Osmonics' system of internal accounting controls. A new Audit Committee Charter is currently being developed and will be adopted on or before June 14, 2000.

       Osmonics' Compensation Committee, which consists of Messrs. Ralph E. Crump and Michael L. Snow, met once during 1999. The Compensation Committee reviews and recommends executive compensation to the full Board.

       Osmonics' Stock Option Committee, which consists of Messrs. Ralph E. Crump, D. Dean Spatz, and Mrs. Ruth Carol Spatz, met three times during 1999. The Stock Option Committee proposes and recommends to the full Board stock option grants to executives and other key personnel under the existing Osmonics 1993 Stock Option and Compensation Plan.

       During 1999, all directors except Mr. Crump attended at least 85% of the meetings of the Board of Directors and Committees of the Board on which they served.

DIRECTOR COMPENSATION

       Since 1995, the Company has maintained a Director Stock Option Plan (the "Director Plan"). A total of 250,000 shares of Common Stock are reserved for issuance under the Director Plan. Each director of the Company is eligible to participate in the Director Plan, including directors who are employees of the Company. Under the Director Plan, each director is automatically granted an option to purchase 3,000 shares at the time of each annual meeting of the Company's shareholders. All options granted under the Director Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable one year after the date of grant. The exercise price of an option must be paid in full upon exercise. Payment may be made in cash, check or, in whole or in part, in Common Stock owned by the person exercising the option, valued at fair market value on the date of exercise. All directors of Osmonics are reimbursed for expenses of attending meetings of the Board of Directors.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

       The following table provides information as to the beneficial ownership of the Common Stock, as of the Record Date, by (i) each person known by the Company to be the beneficial owner of more than 5% of such Common Stock, (ii) each nominee and continuing director of the Company, (iii) the Company's Chief Executive Officer and four other most highly compensated executive officers during 1999 and (iv) the directors and executive officers as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or dispositive power with respect to such securities or has the right to acquire beneficial ownership of such securities within 60 days by exercise of an option or otherwise. The persons named in the table have sole voting and dispositive powers with respect to all shares of Common Stock unless otherwise noted in the notes following the table.

    Name of Beneficial Owner           Amount and Nature of
     Including Address of             Beneficial Ownership of      Percent of
    Owners for More than 5%                Common Stock           Common Stock
   ------------------------           -----------------------     ------------

State Farm Mutual Automobile
  Insurance Company
  One State Farm Place
  Bloomington, IL 61701                    1,388,812(1)                9.5

Heartland Advisors Inc.
  790 North Milwaukee Street
  Milwaukee, WI 53202                      1,388,300(2)                9.5

Dimensional Fund Advisors Inc.
  1299 Ocean Avenue 11th Floor
  Santa Monica, CA 90401                     784,100(3)                5.4

Ralph E. Crump                               563,900(4)                3.9
William Eykamp                                17,501(5)                *

    Name of Beneficial Owner           Amount and Nature of
     Including Address of             Beneficial Ownership of      Percent of
    Owners for More than 5%                Common Stock           Common Stock
   ------------------------           -----------------------     ------------

Edward J. Fierko                               7,620                   *
Roger S. Miller                                4,586(6)                *
Charles W. Palmer(8)                       1,339,780(7)                9.2
L. Lee Runzheimer                             50,314(9)                *
Verity C. Smith                               20,196(10)               *
Michael L. Snow                              211,150(11)               1.5
D. Dean Spatz(8)                           1,099,807(12)               7.6
Ruth Carol Spatz(8)                        1,072,911(12)               7.4
Kenton C. Toomey                              17,500(13)               *

All directors and executive
officers as a group (15 persons)           4,030,861(14)              27.7

---------------
* Less than 1%

(1) Beneficial ownership is based upon a Schedule 13G filed with the Securities and Exchange Commission ("SEC") and dated February 9, 2000. State Farm Mutual Automobile Insurance Company's affiliated corporations have sole voting and investment power with respect to 421,875 shares, 438,750 shares and 528,187 shares, respectively.

(2) Beneficial ownership is based upon a Schedule 13G filed with the SEC on January 27, 2000.

(3) Beneficial ownership is based upon a Schedule 13G filed with the SEC on February 4, 2000.

(4) Includes 274,450 shares held by his spouse. Mr. Crump disclaims beneficial ownership of these shares. Includes 15,000 shares not outstanding but issuable upon options exercisable within 60 days of the Record Date.

(5) Includes 9,000 shares not outstanding but issuable upon options exercisable within 60 days of the Record Date.

(6) Includes 4,000 shares not outstanding but issuable upon options exercisable within 60 days of the Record Date.

(7) Includes 15,000 shares not outstanding but issuable upon options exercisable within 60 days of the Record Date.

(8)    The address is 5951 Clearwater Drive., Minnetonka, Minnesota 55343.

(9) Includes 5,500 shares not outstanding but issuable upon options exercisable within 60 days of the Record Date.

(10) Includes 15,000 shares not outstanding but issuable upon options exercisable within 60 days of the Record Date.

(11) Includes 71,250 shares not outstanding but issuable upon options exercisable within 60 days of the Record Date. Includes 15,000 shares held as custodian for minor children.

(12) Mr. and Mrs. Spatz possess sole voting and investment power with respect to 600,861 and 574,251, respectively, of such shares and they possess shared voting and investment power with respect to 498,640 of which 265,464 are held by The Spatz Limited Partnership. Includes options to purchase 18,750 and 15,000 shares issuable upon options exercisable within 60 days of the Record Date for Mr. Spatz and Mrs. Spatz, respectively.

(13) Includes 17,500 shares issuable upon options exercisable within 60 days of the Record Date. Mr. Toomey resigned from the Company February 7, 2000.

(14) Includes 262,337 shares issuable upon options exercisable within 60 days of the Record Date. Includes 274,450 shares owned by Marjorie L. Crump, spouse of Ralph E. Crump, a director.

                             EXECUTIVE COMPENSATION

       The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        Long-Term
                                                                      Compensation
                                          Annual Compensation            Awards
                                  ---------------------------------   ------------
                                                                       Securities
Name and                                                               Underlying       All Other
Principal Position                Year     Salary(1)(6)    Bonus(7)    Options(#)    Compensation(2)
------------------                ----     ------------    --------    ----------    ---------------
D. Dean Spatz                     1999       $290,000      $     --       3,000         $  9,866
Chairman                          1998        301,151        10,000      18,000            6,937
Chief Executive Officer           1997        292,767        94,000       3,000            7,893

Edward J. Fierko(3)               1999       $150,000            --      20,000         $ 78,074(4)
President and                     1998         23,654                    30,000
Chief Operating Officer           1997             --            --          --

Kenton C. Toomey(5)               1999       $162,192      $     --          --         $  7,094
Executive Vice President          1998        142,230        15,000      10,000            1,136
Operations                        1997         94,064        15,000      20,000            3,775

Roger S. Miller                   1999       $130,000      $     --      10,000         $  7,949
Sr. Vice President                1998         97,439        13,000      10,000
Corporate Sales and Marketing     1997         75,915        10,000       2,000

L. Lee Runzheimer                 1999       $128,773      $     --       8,000         $  7,469
Vice President Finance            1998        135,488         3,000       7,000            3,248
                                  1997        129,134         8,000       5,000            7,493

(1) Includes cash compensation deferred at the election of the executive under the terms of Osmonics' 401(k) Plan.

(2) Includes matching funds from Osmonics in the 401(k) Savings Plan paid in the form of Common Stock, valued at the closing price on December 31, 1999, of $9.1875 per share, and contributions by Osmonics to the Profit Sharing Retirement Plan of $1,931 for Mr. Spatz, $0 for Mr. Fierko, $1,931 for Mr. Toomey, $1,666 for Mr. Miller, and $1,542 for Mr. Runzheimer for 1999.

(3) Mr. Fierko was hired in November 1998 and assumed his current position in September 1999.

(4)    Includes $74,713 in taxable relocation expenses.

(5)    Mr. Toomey resigned from the Company on February 7, 2000.

(6) The apparent decrease in salary for Mr. Spatz and Mr. Runzheimer for 1999 is due to an extra pay period in 1998.

(7) No cash bonus was paid to any of the named executives for 1999. In lieu of cash, stock options were granted to Messrs. Fierko, Miller, and Runzheimer for 30,000 shares, 18,000 shares, and 3,000 shares, respectively, at the fair market value on March 1, 2000, which was $8.3125 per share.

                        OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning the grant of stock options to the Named Executive Officers.

                         Number of     Percent of
                        Securities    Total Options
                        Underlying     Granted to      Exercise or
                         Options      Employees in        Base        Expiration      Grant Date
Name                    Granted(1)     Fiscal Year      Price(1)         Date      Present Value(2)
----                    ----------     -----------    ------------       ----      ----------------
D. Dean Spatz             3,000(3)         1.6            $11.625       5/11/09        $17,360

Edward J. Fierko         20,000           10.6              8.375       12/7/09         83,378

Kenton C. Toomey             --             --                 --            --             --

Roger S. Miller          10,000            5.3              8.375       12/7/09         41,689

L. Lee Runzheimer         8,000            4.2              8.375       12/7/09         33,351

(1) The indicated options were granted pursuant to the 1993 Osmonics Stock Option and Compensation Plan, with the exception of options granted to Mr. Spatz. All options were granted at the fair market value of the Common Stock on December 8, 1999, have 10-year terms and become exercisable in equal annual increments over a 4-year period beginning on December 8, 2000. Vested options must be exercised within 90 days of termination of employment.

(2) The Grant Date Present Value was calculated using the Black-Scholes valuation model, assuming a volatility rate of 42.5 percent, a risk-free rate of return of 6.0 percent, a dividend yield of 0 percent, and a projected time of exercise of five years. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time of exercise. There can be no assurance that the hypothetical grant date present values of the stock options reflected in this table will actually be realized.

(3) Granted pursuant to Osmonics 1995 Director Stock Option Plan, whereby an option for 3,000 shares is granted to each continuing director on the date of the Annual Meeting at the Fair Market Price on that date. The option vests fully on the first anniversary of the grant.

      STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

       The following table summarizes information with respect to options held by the Named Executive Officers, and the value of the options held by such persons at the end of fiscal year 1999.

                                                          Number of securities            Value of unexercised
                                                         underlying unexercised         in-the-money options at
                         Shares                       options at fiscal year-end(#)     fiscal year-end($)(2)(3)
                        acquired         Value        -----------------------------   ---------------------------
Name                 on exercise(#)  realized($)(1)   Exercisable     Unexercisable   Exercisable   Unexercisable
----                 --------------  --------------   -----------     -------------   -----------   -------------
D. Dean Spatz              --               --          18,750            11,250           --               --

Edward J. Fierko        7,500          $ 1,875              --            42,500           --          $19,062

Kenton C. Toomey           --               --          17,500            12,500           --               --

Roger S. Miller            --               --           4,000            18,000           --               --

L. Lee Runzheimer          --               --           5,500            14,500           --               --

(1) Value realized is the aggregate market value, on the date of exercise, of the shares acquired less the aggregate exercise price paid for such shares.

(2) Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the closing price for the Common Stock on December 31, 1999, of $9.1875 per share) and the aggregate exercise price for such shares.

(3) All options granted to the Named Executive Officers were at a price greater than the closing price on December 31, 1999, with the exception of an unexercisable option granted to Mr. Fierko.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

       The Audit Committee has reviewed and discussed with the Company's management the audited financial statements for the year ended December 31, 1999. In addition, the Audit Committee discussed with the Company's independent accountants their independence and the matters set forth in Statement of Auditing Standards 61, and the Audit Committee has received from the Company's independent accountants the written disclosures and letter required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES. Based on the foregoing reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the year ended December 31, 1999 be included in the Company's Annual Report and on Form 10-K for filing with the Securities and Exchange Commission.

                                                        Osmonics Audit Committee
                                                                  Ralph E. Crump
                                                                 Michael L. Snow
                                                               Charles W. Palmer


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Osmonics' Compensation Committee consists of Messrs. Ralph E. Crump and Michael L. Snow. Mr. Snow is Of Counsel in the law firm of Maslon Edelman Borman & Brand, LLP, which rendered legal services to Osmonics during the last fiscal year.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

       Decisions on compensation of Osmonics' executives generally have been made by the Compensation Committee (the "Compensation Committee") of the Board, except that decisions regarding the granting of stock options have been and will be made by the Stock Option Committee. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of Osmonics' executive officers are reviewed by the full Board. Pursuant to recently adopted rules designed to enhance disclosure of Osmonics' policies concerning executive compensation, set forth below is a report prepared by the Compensation Committee addressing Osmonics', and its subsidiaries', executive compensation policies for 1999.

       The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation integrated with Osmonics' annual objectives and long-term goals, reward above average corporate performance, recognize individual initiative and achievements, and assist Osmonics in attracting and retaining qualified executives. Targeted levels of executive compensation are set at levels that the Compensation Committee believes to be consistent with other businesses in Osmonics' industry and other manufacturing companies in the Twin Cities metropolitan area.

       There are three elements in Osmonics' executive compensation program, all determined by individual and corporate performance.

       *  Base salary compensation
       *  Annual incentive compensation
       *  Stock options

       Base salary compensation is determined by the potential effect the individual has on Osmonics' results of operations, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

       Annual incentive compensation for Osmonics executives is based primarily on corporate operating earnings and sales growth but also includes an overall assessment by the Compensation Committee of executive management's performance, as well as market conditions.

       Awards of options under Osmonics' Stock Option Plans are designed to promote the identity of long-term interests between Osmonics' executives and its shareholders and assist in the retention of executives. The 1993 Osmonics Stock Option and Compensation Plan also permits the Committee to grant stock options to key personnel. The Compensation Committee makes recommendations to the Stock Option Committee regarding the granting of stock options to executives and key personnel. These recommendations may result in the granting of such options. Options become exercisable based upon criteria established by Osmonics.

       The Compensation Committee surveys employee stock option programs of companies with similar capitalization to Osmonics prior to recommending special stock option grants. While the value realizable from exercisable options is dependent upon the extent of which Osmonics' performance is reflected in the market price of the Common Stock at any particular point in time, the decision as to whether such value will be realized in any particular year is primarily determined by each individual executive and not by the Compensation Committee. Accordingly, when the Committee recommends that an option be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option granted in a previous year.

The base salary paid to Mr. Spatz in 1999 was $290,000, which was the same as 1998, although more compensation was paid in 1998 because that year contained an extra pay period. No cash incentive bonus was paid to Mr. Spatz for 1999 and no incentive stock options were granted to Mr. Spatz during that year. The 1999 report on Executive and Board Compensation in Midwest Companies prepared by Riley, Dettmann & Kelsey, LLC, states that chief executive officers of Midwest companies with revenues of $150 to $200 million earned a median salary of $300,000, a median annual incentive of $150,000, and 60% were awarded stock options. Although this report was not used specifically by the Committee, it serves as a measure of the reasonableness of Mr. Spatz' compensation. The Committee felt the Company's failure to achieve targeted sales increases and earnings improvement for 1999 did not warrant additional cash compensation for Mr. Spatz. Likewise, the Named Executive Officers were not paid a cash bonus for 1999, although some were granted stock options in March 2000 in lieu of cash, in addition to the option grants reported below.

         In December, 1999, the Stock Option Committee granted options under the 1993 Osmonics Stock Option and Compensation Plan to purchase 20,000 shares of Common Stock to Mr. Fierko, President and Chief Operating Officer, 10,000 shares to Mr. Miller, Sr. Vice President Corporate Sales and Marketing, and 8,000 shares to L. Lee Runzheimer, Vice President Finance, respectively. The Stock Option Committee believed it is in the best long-term interests of the Company's shareholders to provide incentives to these executives.

                                                 Osmonics Compensation Committee
                                                                  Ralph E. Crump
                                                                 Michael L. Snow

STOCK PERFORMANCE GRAPH

       The following is a line-graph presentation comparing the cumulative, five-year return to Osmonics' shareholders (based on appreciation of the market price of Osmonics' Common Stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by Osmonics. The following presentation compares Osmonics' Common Stock price in the five-year period from December 31, 1994 to December 31, 1999, to the S&P 500 Stock Index and to our new peer group, fourteen companies from the Tucker Anthony Filtration Index. The Tucker Anthony Filtration Index (the "Index") is a group consisting of fifteen companies, including all but one of the remaining companies in our previous custom peer group. Several of the companies in our previous peer group were acquired in 1999, resulting in a less representative group. The old peer group does not appear on the graph because the difference between the old and the new peer group at December 31, 1999 ($12.00) would be visually imperceptible. For the new peer group, we eliminated Osmonics from the Index and included the other fourteen companies. All peer group companies are involved in various aspects of the water treatment or other separations businesses and associated product lines. The presentation assumes that the value of an investment in each of Common Stock, the S&P 500 Index, and the peer group index was $100 on December 31, 1994, and that any dividends paid (none have been paid by Osmonics) were re-invested in the same security.


                              [PLOT POINTS CHART]


--------------------------------------------------------------------------------
End of fiscal:     1994       1995       1996       1997       1998       1999
--------------------------------------------------------------------------------
Osmonics, Inc.   $100.00    $136.98    $147.90    $106.30    $ 56.73    $ 61.77

S&P 500          $100.00    $137.58    $169.17    $225.60    $290.08    $351.12

Peer Group       $100.00    $141.03    $148.87    $140.64    $133.79    $117.15
--------------------------------------------------------------------------------

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires Osmonics' officers and directors, and persons who own more than ten percent of a registered class of Osmonics' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish Osmonics with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to Osmonics, or written representations that no Forms 5 were required, Osmonics believes that during the year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were satisfied.

                              INDEPENDENT AUDITORS

       Deloitte & Touche LLP has served as independent auditors for the Company since August 27, 1987. A representative of Deloitte & Touche LLP is expected to attend this year's Annual Meeting of Shareholders and have an opportunity to make a statement and/or respond to appropriate questions from shareholders. Shareholder approval is not required for the appointment of independent auditors, since the Board of Directors has the responsibility for selecting the Company's auditors.

                              SHAREHOLDER PROPOSALS

       Any proposal by a shareholder to be presented at the Annual Meeting of Shareholders must be received at Osmonics' principal executive offices, 5951 Clearwater Drive, Minnetonka, Minnesota 55343-8995, no later than December 4, 2000, and otherwise have complied with the requirements of Rule 14a-8.

       With respect to any shareholder proposal which the shareholder has not previously sought to include in the Company's Proxy Statement notice of same must be provided to the Company by February 19, 2001, or management proxies will be allowed to use their discretionary authority with respect to such proposals when raised at the meeting.



By Order of the Board of
Directors of Osmonics, Inc.



D. Dean Spatz
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

                                     [LOGO]


                                 OSMONICS, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 10, 2000
                                   1:30 P.M.

                                MINNEAPOLIS CLUB
                            729 SECOND AVENUE SOUTH
                             MINNEAPOLIS, MN 55402







[LOGO]  5951 CLEARWATER DRIVE
        MINNETONKA, MN 55343-8999                                          PROXY
--------------------------------------------------------------------------------
The undersigned, a shareholder of Osmonics, Inc., hereby appoints D. Dean Spatz and Ruth Carol Spatz, and each of them as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Shareholders of Osmonics, Inc. to be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402 at 1:30 P.M., and at any adjournments or postponements thereof, upon matters set forth on the reverse side, with all the powers which the undersigned would possess if personally present.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.












                     SEE REVERSE FOR VOTING INSTRUCTIONS.

THERE ARE THREE WAYS TO VOTE YOUR PROXY                               COMPANY #
                                                                      CONTROL #



YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on May 9, 2000.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
o Follow the simple instructions the Voice provides you.


VOTE BY INTERNET -- http://www.eproxy.com/osm/ -- QUICK *** EASY ***
IMMEDIATE

o Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on May 9, 2000.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.


VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Osmonics, Inc., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.







      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD



                   [ARROW]   PLEASE DETACH HERE   [ARROW]




             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. Election of directors:  01 Verity C. Smith    02 D. Dean Spatz         [ ]  Vote FOR             [ ]  Vote WITHHELD
   (Three-Year Term)                                                           all nominees              from all nominees
                                                                               (except as marked)

                                                                           ________________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,   |                                                |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)  |________________________________________________|

2. To transact such other business as may properly come before the meeting or any adjournments thereof.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED ON THE MATTERS SET FORTH HEREIN AS
DIRECTED BY THE SHAREHOLDER, BUT IF NO DIRECTION IS MADE IN THE SPACE PROVIDED, IT WILL BE VOTED FOR BOTH OF THE
NOMINEES.

Address Change? Mark Box   [ ]
Indicate changes below:                                                          Date ___________________________

                                                                           ________________________________________________
                                                                          |                                                |
                                                                          |                                                |
                                                                          |________________________________________________|

                                                                           Signature(s) in Box
                                                                           (Shareholder must sign exactly as the name
                                                                           appears at left. When signed as a corporate
                                                                           officer, executor, administrator, trustee,
                                                                           guardian, etc., please give full title as such.
                                                                           Both joint tenants must sign.)

